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                                                                   EXHIBIT 10.50



                              EMPLOYMENT AGREEMENT
                                 (Paul Hastings)

        This Employment Agreement ("Agreement") is effective as of August 13, 1998, and is by and between LXR Biotechnology Inc. ( "LXR"), a Delaware corporation with its principal offices at 1401 Marina Way South, Richmond, CA 94804 and Paul Hastings (the "Executive") residing at 37 Gray Street #3, Boston, Massachusetts, 92116.

        LXR desires to employ the Executive as President and Chief Executive Officer of LXR and of LXR's wholly-owned subsidiary, Optical Analytical Inc. ("OAI"), for the period and upon the terms and conditions hereinafter set forth.

        Executive desires to serve in such capacities for such period and upon such terms and conditions hereinafter set forth.

        Accordingly, the parties hereto agree as follows:

        SECTION 1.  EMPLOYMENT OF EXECUTIVE.

1.1. Employment. Subject to the terms and conditions of this Agreement, LXR agrees to employ Executive as President and Chief Executive Officer of LXR and OAI. Executive shall have such responsibilities and shall perform such specific duties as are commensurate with such positions, and as may reasonably be assigned to the Executive from time to time by the Board of Directors of LXR and/or OAI, for the period commencing on the date hereof until terminated as herein provided. Executive hereby accepts such employment. Executive shall devote all of his business time, energy, and skill to the affairs of LXR and OAI; provided, however, that reasonable time for personal business, charitable or professional activities shall be permitted, so long as such activities do not materially interfere with the Executive's performance of services under this Agreement. Effective as of the date hereof, Executive shall be appointed to the Board of Directors of LXR.

        SECTION 2. COMPENSATION. For all services to be rendered by Executive to LXR and OAI during the term of this Agreement, LXR shall pay to, and provide the Executive with, the following compensation and benefits. Except as expressly set forth in this Section 2, all benefits and amounts payable under this Agreement shall be subject to, and shall be reduced for, applicable federal, state and local taxes, and LXR will withhold from payments to Executive all such taxes and other withholdings subject to withholding obligations.



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        2.1.   Base Salary and Bonus. For the period from the date hereof until
December 31, 1998, LXR shall pay to Executive a base salary at a rate of $250,000 per year, pro rated for such portion of a year and payable in substantially equal biweekly installments in accordance with LXR payroll practice. In addition, commencing 12 months from the date hereof, Executive will be eligible for an incentive bonus of up to 35% of base salary paid after such 12 month period. The amount of such bonus, if any, shall be determined at the sole discretion of LXR and shall be payable within 60 days of year end. Such bonus, if any, shall be pro-rated for any partial year and shall be based upon, among other things, performance of the Company and other factors established at the sole discretion of the Board of Directors and/or the Compensation Committee. After December 31, 1998, LXR will review Executive's base salary and bonus from time to time and may make adjustments to such base salary and determine such bonus based upon, among other factors: (a) Executive's performance, (b) LXR's performance, (c) changes in costs of living, (d) changes in Executive's responsibilities, and (e) the benefit to LXR and OAI of Executive's efforts on their behalf; provided that Executive's base salary shall not be less than $250,000 per year during the term of this Agreement.

        2.2. Initial and Subsequent Option Grants. LXR has authorized as of the date of this Agreement, the grant to the Executive of an option (the "Option") to purchase 1,000,000 shares of LXR's Common Stock at the "Fair Market Value" on the date of grant, (as those terms are defined in LXR's 1993 Stock Option Plan, as amended from time to time (the "Plan")), exercisable as to 250,000 shares after one year from the date hereof and 20,833-1/3 shares on the last day of each month thereafter with full vesting at the end of four years. From time to time at the sole discretion of the Board of Directors, LXR may grant Executive additional stock options under LXR's stock option plans. This Option shall be a nonqualified stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended. This Option is granted pursuant to, and is subject to the terms and conditions of, the Plan, a copy of which is attached hereto as Exhibit A. The Option shall terminate in accordance with the Plan. The Option and shares of stock issued upon exercise of the Option shall secure the obligations of Executive pursuant to Section 2.4(c).

        2.3. Participation in Benefit Plans. Executive shall be entitled to immediate participation in all employee benefit plans or programs of LXR to the extent and on the terms such plans or programs are available to other senior executive officers of LXR, subject to eligibility requirements required by law or the written provisions of any such plans or programs. LXR does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Executive's participation in any



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such plan or program shall be subject to provisions, rules and regulations applicable thereto. Executive shall be entitled to paid vacation each year in an amount available to other senior executive officers and in accordance with applicable LXR policy. Health and dental plans available to Executive pursuant to this Section 2.3 shall cover Executive and his eligible dependents.

        2.4.   Relocation and Other Expenses.

               (a) LXR shall reimburse Executive for all ordinary, reasonable and necessary business expenses incurred in the performance of Executive's duties under this Agreement, in accordance with LXR's policies and practices, provided that Executive accounts properly for such expenses to LXR in accordance with the general corporate policies of LXR and in accordance with the requirements of the Internal Revenue Service regulations relating to substantiation of expenses.

               (b) LXR shall reimburse Executive for actual out-of-pocket expenses in connection with Executive's relocation of residence to California, including the reasonable out-of-pocket expenses related to three trips to the San Francisco Bay Area of up to three days duration each for the purpose of relocating, reasonable closing costs and real estate agent commission in the sale of Executive's existing residence. LXR will reimburse the reasonable costs of temporary housing for 90 days after the date hereof. LXR will make a loan to Executive pursuant to Section 2.4(c). To the extent the Executive incurs federal or state tax liability in connection with receipt of such relocation reimbursement, LXR shall provide Executive with a "gross-up" payment to cover such tax liability.

               (c) LXR will make a loan of $150,000 to Executive, the principal of which will be forgiven annually on August 13 over three years, if Executive is employed by LXR continuously throughout the year proceeding the date of forgiveness. Until forgiven or repaid in full, the loan shall be secured by the Option and the shares of stock issued upon exercise of the Option. Executive shall execute such documents and enter into any agreements or arrangements reasonably requested by LXR to grant LXR a security interest in such stock and the Executive shall cause the certificate(s) evidencing such stock to be delivered to any third party acting as escrow agent for purposes of securing LXR's security interest in the stock. The loan shall bear interest at the minimum amount necessary to avoid imputation of interest by the Internal Revenue Service. Executive will not be reimbursed for any tax liability related to any receipt or forgiveness of interest or principal on the $150,000 loan. On August 13 of each year, LXR shall pay a bonus to Executive in an amount equal to the interest accrued on the note for the preceding 12 months and within 30 days thereafter such interest shall be due and payable; provided, however that LXR may elect to pay such bonus and reflect the receipt of such interest payment through book entries without the need for



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payments by cash or check. In the event of termination of Executive for any reason within three years of the date hereof the outstanding loan balance, including accrued interest, shall be due and payable within 90 days of termination.

        SECTION 3. INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT. As a condition to LXR's obligations hereunder, the Executive will execute and comply with the agreement pertaining to the intellectual property and confidential information of LXR and OAI attached hereto as Exhibit B.

        The obligations of Executive under this section and the agreements referenced in the preceding paragraph shall survive termination of this Agreement for any reason.

        SECTION 4. TERMINATION AND SEVERANCE PAYMENT.

4.1 Termination. The employment of the Executive by LXR and OAI is "at will" and may be terminated as follows:

               (a) Executive's employment hereunder shall terminate upon Executive's death, or his failure or inability by reason of physical or mental impairment to perform substantially all of Executive's duties as contemplated herein for a continuous period of 120 days or more.

               (b) Executive's employment hereunder may be terminated by LXR or Executive for any reason and without cause (hereinafter, termination pursuant to this Section 4.1(b) is referred to as "Termination Without Cause"). A substantial reduction of the responsibilities of Executive, including but not limited to removal of the Executive as the Chief Executive Officer of LXR, shall be deemed a Termination Without Cause by LXR.

               (c) Executive's employment hereunder may be terminated by LXR in the event of Executive's breach of any material duty or obligation hereunder, or any established policy of LXR or OAI applicable to other executive officers, intentional or grossly negligent conduct that is materially injurious to LXR or OAI, failure to follow the reasonable directions of LXR's Board of Directors, dishonesty of or fraud by Executive, or commission of a crime involving moral turpitude, in each case as reasonably determined by LXR's Board of Directors (termination because of any such event is referred to herein as "Termination for Cause").



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        4.2.   Severance Payment; Benefits.

               (a) Termination Events Resulting in Severance Payments. In the event of the Termination Without Cause by LXR under Section 4.1(b) then LXR shall make severance payment(s) to Executive equal to twelve (12) months of the Executive's base salary as of the date of such termination (the "Base Salary Payment"). Such severance amount shall be payable in installments in accordance with LXR's payroll practice.

               (b) Termination Events Not Resulting in Severance. In the event of the termination of Executive's employment by Executive, or by the Company pursuant to Section 4.1(c), the Executive shall not be entitled to any further payments or benefits after the date of such termination.

               (c) Benefits. Executive's coverage under LXR's life, health, dental insurance plans will remain in effect, at LXR's expense, during the twelve (12) period following Termination Without Cause by LXR, unless Executive notifies LXR in writing that such coverage is no longer necessary or if Executive is no longer eligible under COBRA. If, because of limitations required by third parties or imposed by law, Executive cannot be provided such benefits through LXR's plans, then LXR will provide Executive with substantially equivalent benefits on an aggregate basis, at its expense. Executive shall not be entitled to any further benefits after the date of any termination by Executive, or after any Termination For Cause.

        4.3. Accelerated Vesting of Options Upon a Change of Control. Vesting of the Options shall accelerate upon a change in control in accordance with the Plan.

        SECTION 5. MISCELLANEOUS

        5.1. Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that LXR may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which LXR may merge or consolidate, or to which LXR may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, LXR. After any such assignment by LXR, LXR shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of LXR under this Agreement.



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5.2. Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

        5.3. Integration. This Agreement and the Exhibits hereto are the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Executive's employment with or compensation by LXR and OAI. This Agreement may not be amended, supplemented or otherwise modified except by a writing signed by Executive and LXR.

        5.4. Binding Effect. Subject to Section 5.1, this Agreement shall insure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

        5.5. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

        5.6. Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

        5.7. Governing Law. This Agreement shall be governed by the laws of the California state, without regard to its conflict of law provisions.

        5.8. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s)



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and (c) attorneys' fees incurred by a party. Arbitration hearings will be held in San Francisco, Contra Costa or Alameda County, California. The provisions of California Code of Civil Procedure Section 1283.05 will apply to any arbitration.

        5.9. Expiration of Agreement. Unless extended in writing by the parties hereto or terminated earlier by a party hereto, this Agreement shall expire on August __, 2001. Executive may terminate this Agreement prior to such date upon thirty (30) days notice to LXR. This Agreement may be terminated by LXR without notice.

        5.10. Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.






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        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

EXECUTIVE                              LXR BIOTECHNOLOGY INC.



------------------------------         ------------------------------
Paul Hastings                          Kirk Raab









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